                            Dechert Price & Rhoads
                           4000 Bell Atlantic Tower
                               1717 Arch Street
                            Philadelphia, PA  19103



                                              December 20, 1994


Crown Cork & Seal Company, Inc.
9300 Ashton Road
Philadelphia, PA  19136

         Re:  Form S-3 Registration Statement
              -------------------------------

Gentlemen:

          We have acted as counsel to Crown Cork & Seal Company, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of an aggregate of up to $500,000,000 of debt securities of the Company (the "Debt Securities") pursuant to an indenture in the form filed as Exhibit 4.1 to the Registration Statement (the "Indenture") between Chemical Bank, as trustee, and the Company.

          We have examined such corporate records and documents and other matters as we have deemed necessary in order to render this opinion.

          Based upon the foregoing, it is our opinion that the Debt Securities, when duly executed, authenticated and delivered in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment therefor, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights or debtors' obligations generally and to general equity principles.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Matters."

                                               Very truly yours,


                                               /s/ Dechert Price & Rhoads